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                                                                  EXHIBIT (a)(3)


              SECOND CERTIFICATE OF AMENDMENT DATED JULY 14, 1998
                                       TO
                      FIRST AMENDED AND RESTATED AGREEMENT
                  AND DECLARATION OF TRUST DATED JUNE 21, 1995


     WHEREAS, the Trustees of Van Kampen American Capital Life Investment Trust, a Delaware business trust (the "Trust") have approved the amendment of the Trust's First Amended and Restated Agreement and Declaration of Trust dated June 21, 1995 ("Declaration of Trust") in accordance with Section 9.5 thereof;

     WHEREAS, the Trustees have authorized the proper officers of the Trust, including the officer whose name appears below, to effect such amendment;

NOW, THEREFORE, the Declaration of Trust is amended as follows:

1. The first sentence of Section 1.1 is amended and restated in its entirety to read as follows:

            1.1  Name. The name of the Trust shall be

                           "VAN KAMPEN LIFE INVESTMENT TRUST"

            and so far as may be practicable, the Trustees shall conduct the Trust's activities, execute all documents and sue or be sued under that name, which name (and the word "Trust" wherever used in this Agreement and Declaration of Trust, except where the context otherwise requires) shall refer to the Trustees in their capacity as Trustees, and not individually or personally, and shall not refer to the officers, agents or employees of the Trust or of such Trustees, or to the holders of the Shares of the Trust or any Series. If the Trustees determine that the use of such name is not practicable, legal or convenient at any time or in any jurisdiction, or if the Trust is required to discontinue the use of such name pursuant to
            Section 10.7 hereof, then subject to that Section, the Trustees may use such other designation, or they may adopt such other name for the Trust as they deem proper, and the Trust may hold property and conduct its activities under such designation or name.

EXECUTED, to be effective as of July 14, 1998


                                              /s/ Ronald A. Nyberg
                                              __________________________________
                                                           Ronald A. Nyberg,
                                                           Secretary